Exhibit 10.1

NON-EMPLOYEE CHIEF PRODUCT ARCHITECT

ENGAGEMENT AGREEMENT

This Non-employee Chief Product Architect Agreement (the “Agreement”) is entered into as of the 11th day of March 2025 (the “Effective Date”) by and between HEALTHCARE INTEGRATED TECHNOLOGIES, INC., a Nevada corporation (the “Company”), and Modus Novus, Inc. (“Contractor”), a C-Corporation which engages Kenneth Greenwood as its principal consultant. This Agreement supersedes any other Agreements the Mr. Greenwood has with the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Executive to perform those Non-employee Chief Product Architect (“CPA”) duties as defined by the Chairman of the Tech Advisor Committee (“CTAC”) and/or Board of Directors (“BOD”) and such other duties as may be requested from time to time by the CTAC and/or BOD of the Company. The Company and Executive hereby accept such engagement upon the terms and subject to conditions set forth in this Agreement.

2. Non-employee Chief Product Architect. The Company hereby engages Executive as Chief Product Architect of the Company on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the Chairman of the Tech Advisor Committee, and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with Executive’s position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the Articles of Incorporation and By-laws of the Company. Without limiting the generality of the foregoing, Executive shall undertake his duties in a manner consistent with the best interests of the Company and shall perform his duties to the best of his ability and in a diligent and proper manner. Executive shall perform all duties, services and responsibilities in accordance with the guidelines, policies and procedures established by the Board of Directors (the “Board”) from time to time. Executive further agrees to devote his time, attention, full skill and best efforts to the interests and business of the Company. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Executive from devoting time to serve on corporate boards (subject to Board approval), passive personal investments, private business affairs, educational and charitable interests, provided that none of such activities, individually or in the aggregate, interferes with the performance of his duties and responsibilities hereunder or conflicts or competes with the interests of the Company.

3. Compensation.

A. Base Fee. Effective October 10, 2024 and continuing, the Company has paid and shall pay to Executive, as initial compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $120,000 per annum during the Employment Period, payable in arrears in accordance with the normal payroll practices of the Company for its executive officers. Contractor shall dedicate sufficient time and resources to fulfill the duties and obligations outlined in this Agreement. Nothing in this Agreement shall require Contractor to devote exclusive or full-time services to the Company, and Contractor retains the right to provide services to other clients, subject to non-competition provisions.”.

B. Discretionary Bonus Fee. The Executive may be awarded a bonus from time to time and in such amounts as may be determined by the CTAC or Board of Directors of the Company in their sole discretion.

C. Equity Incentives. Equity/Long-Term Incentives. In addition to base salary, annual incentive awards and other compensation provided hereunder, the CTAC or Board may grant to Executive long-term incentive awards, in the form of equity awards or cash incentives or otherwise, from time to time and in the discretion of the CTAC or Board.

D. Benefits. During the term of this Agreement, Executive shall not be entitled to participate in any employee benefit plans, programs and arrangements of the Company.

4. Term and Survivability. The term of this Agreement shall be until October 10, 2027. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause. If Executive is terminated for cause, it shall become effective immediately upon written notice to the other party. If Executive is terminated without cause, this Agreement shall be terminated upon thirty (30) days written notice.

5. Termination Fee. If Executive is terminated for any reason other than for cause or by voluntary termination by the Executive, the Executive shall be entitled to receive a termination fee equal to one (1) month of Base Fee as defined in Section 3A hereof.

6. Termination.

A.Voluntary Termination: In the event Agreement is terminated because Executive voluntarily terminates his engagement before October 10, 2027, then:

(i) Company will not pay the Termination fee, or any portion thereof; and

(ii) Executive will receive any unpaid portion of the Base Fee through the date of termination.

B. Termination for Cause. In the event Agreement is terminated by the Company because Executive: (i) is convicted of (including a plea of guilty or no contest as to) any crime (whether or not involving the Company) constituting a felony, indictable offense, or offense punishable by incarceration in excess of six months; (ii) has engaged in any substantiated act involving moral turpitude; (iii) Executive’s gross neglect or misconduct in the performance of engagement duties including the willful failure or refusal to perform such duties as may reasonably be assigned to Executive by the President and/or BOD of the Company consistent with Executive’s CPA position, including being non-responsive to communication attempts by the President, the CTAC and/or the BOD, or (iv) a material breach of any provision of this Agreement; provided, however, that with respect to clauses (iii) or (iv), the Company will give to Executive advance notice so that they will have at least ten (10) business days to cure any such breach, the engagement Termination Fee will not be payable; provided that in such event, however, the Company would pay to Executive any amounts due to Executive pursuant to Section 4 hereof prorated to the date of such termination.

C. By Death. The Agreement shall terminate automatically upon the death of Executive. In such event, the Company shall pay to Executive or his estate any accrued but unpaid Base Fee and any Discretionary Bonus Fee to the extent earned.

7. Costs and Expenses of Executive’s Performance. All costs and expenses of Executive’s performance hereunder shall be borne by the Company upon submission and approval of documentation of such costs and expenses in accordance with the Company’s expense reimbursement policy.

8. Independent Contractor. This Agreement is between the Company and the Contractor. All invoices shall be issued by the Contractor, and all payments shall be made to Modus Novus, Inc., not to Kenneth Greenwood personally. Nothing in this Agreement shall be construed as creating an employer-employee relationship between the Company and Kenneth Greenwood. The Company acknowledges that Kenneth Greenwood is engaged through Modus Novus, Inc. and remains an independent contractor under this structure.

Nothing in this Agreement shall be construed to prohibit Contractor from engaging in, contracting with, or providing services to other entities, provided that such engagements do not (a) interfere with the Contractor’s ability to fulfill its obligations to the Company under this Agreement, or (b) directly compete with the business interests of the Company as reasonably determined by the Board of Directors. The Contractor shall disclose any potential competitive conflicts in writing to the Company for evaluation.

Contractor retains the right to provide consulting, development, and technology advisory services to any third party outside of direct competition with the Company, work with healthcare, security, AI, and SaaS clients, provided that such engagements do not involve a direct competitor as defined above and operate independently with its own employees, contractors, and infrastructure separate from the Company.

For the purposes of this agreement, “direct competition” shall mean offering AI-driven video security, weapons detection, or POI alerting services to assisted living facilities, schools, prisons, or public transit in a manner substantially similar to the Company’s business model and/or providing software products or integrations that are marketed as a replacement for or direct alternative to the Company’s core offerings.

9. Taxes. As an independent contractor, Executive acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Executive pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Executive hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Executive, and any such withholding shall be for Executive’s account and shall not be reimbursed by the Company to Executive. Executive expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

10. Confidentiality. For a period of twenty-four (24) months from the termination of this Agreement, Executive agrees they will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired from the Company by the Executive during the period of the Executive’s engagement by the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates, or proprietary information of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, including such information, knowledge, Trade Secret or data conceived, originated, discovered or developed by Executive hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company’s business or in the business of any of its affiliates.

Confidential Information and Trade Secrets shall not include, and the foregoing shall not apply to, information that is (i) generally available to the public other than a result of a disclosure by Executive; (ii) available to Executive on a non-confidential basis prior to the disclosure by Company to Executive; (iii) available to the Executive on a non-confidential basis from a source other than Company or its affiliates, provide, however, that such source is not bound by a confidentiality agreement; or (iv) required to be disclosed by Executive by law or pursuant to court order. Executive shall notify the Company of any information that comes to its attention that might indicate that there has been a loss of confidentiality with respect to the Confidential Information.

11. Return of the Company’s Proprietary Materials. Executive agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Executive may then possess or have under its control.

12. Assignment of Proprietary Rights. Executive hereby assigns and transfers to the Company all right, title and interest that Executive may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Executive, whether solely or jointly with others, during the period of Executive’s engagement by the Company which directly relate to and claim an improvement upon the technology or intellectual property owned by the Company.

Executive acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Executive develops or prepares for the Company hereunder during the period of Executive’s engagement by the Company and that such work by Executive shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 13, Executive will assist the Company in any reasonable manner for reasonable compensation to obtain for the Company’s benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Executive will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement.

13. Trade Secrets of Others. Executive represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Executive in confidence or in trust prior to its engagement by the Company, and Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Executive agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

14. Other Obligations. Executive acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions made known to him in writing by the Company and to act as may be reasonably required to discharge the obligations of the Company thereunder.

15. Indemnification. The Company shall, at its own expense, defend, indemnify, and hold harmless the Contractor (Modus Novus, Inc.), its officers, directors, employees, and agents from and against any and all liabilities, claims, actions, losses, damages, costs, and expenses (including reasonable attorneys’ fees and disbursements) arising from:

(i) The Company’s actual or alleged violation of any law, statute, ordinance, order, rule, or regulation;

(ii) Any work performed by Contractor pursuant to the Company’s instructions, except in cases of gross negligence or willful misconduct by Contractor;

(iii) Any claim of intellectual property infringement where Contractor used designs, specifications, software, or materials provided by the Company;

(iv) Any third-party claims related to the use of products or services developed under this Agreement, except where such claims arise from Contractor’s willful misconduct.

Mutual Indemnification: Contractor shall defend, indemnify, and hold harmless the Company from liabilities, claims, losses, and damages arising solely from Contractor’s intentional misconduct or material breach of this Agreement, provided that:

(i) Contractor shall not be liable for indirect, incidental, punitive, or consequential damages, including lost profits or loss of business opportunity;

(ii) Contractor’s total aggregate liability under this Agreement shall not exceed the total fees paid to Contractor in the 12 months preceding the claim. The indemnification obligations shall survive termination of this Agreement.

16. Non-Solicitation. Executive will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual’s relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

17. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Executive, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

18. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the state of Tennessee.

19. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

20. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Executive without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

21. Approval of Public Communications and Press Releases. Executive and Company agree that any public announcement regarding Executive must be approved by Executive in advance.

22. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

23. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

24. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i) If to the Company:

Healthcare Integrated Technology Inc.

311 S. Weisgarber Road

Knoxville, TN 37919

(ii) If to Executive:

Kenneth M Greenwood

40 E Main St, Suite 7000

Newark, DE 19711

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date received.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Keneth M. Greenwood
Keneth M. Greenwood

HEALTHCARE INTEGRATED TECHNOLOGIES, INC.

/s/ Scott M. Boruff
By:	Scott M. Boruff
Its:	Chairman & CEO